Exhibit 4.15

Telecom Corporation of New Zealand Ltd Telecom Place, 167 Victoria Street Auckland	T +64 9 359 6444 www.telecom.co.nz

29th June 2011

Graham Mitchell

Chief Executive Officer

Crown Fibre Holdings Limited

Level 10 PricewaterhouseCoopers Tower

188 Quay Street

Auckland Central

Dear Graham

Amendment to Interim Period Agreement

This letter is an amendment to the Interim Period Agreement dated 24 May 2011 (IPA) between Crown Fibre Holdings Limited (CFH) and Telecom Corporation of New Zealand Limited (TCNZ), in accordance with clause 10.5 of the IPA.

CFH and TCNZ agree to the following amendments relating to the dates for completion of the Wholesale Services Agreement:

(a)	clause 3.2(d)(i) is amended by deleting the words “15 June 2011” and inserting the words “15 July 2011” in their place;

(b)	clause 3.2(f)(ii)(C) is amended by deleting the words “within one month of the Agreement Date” and inserting the words “by 5 August 2011” in their place;

(c)	the final paragraph of clause 3.2(f)(iii)(B) is amended by deleting the words “31 July 2011” and inserting the words “19 August 2011” in their place;

(d)	clause 3.2(f)(iv) is amended by deleting the words “31 July 2011” and inserting the words “19 August 2011” in their place; and

(e)	the first paragraph of clause 7.1(f) is amended by deleting the words “31 July 2011” and inserting the words “19 August 2011” in their place.

CFH and TCNZ agree to the following amendments relating to the dates for completion of the arrangements for the conversion of the “Kiwi Share”:

(a)	the first paragraph of clause 4.5 is amended by deleting the words “30 June 2011” and inserting the words “7 July 2011” in their place; and

(b)	clause 7.2(d) is amended by:

(i)	deleting the words “1 July” and inserting the words “8 July” in their place; and

(ii)	deleting the words “30 June 2011” and inserting the words “7 July 2011” in their place.

SCHEDULE: AMENDED CLAUSES

Clause 3.2(d)(i)	the parties must the parties must work together in good faith and using their respective reasonable endeavours to agree a consultation draft for each Service Description as soon as practicable after the Agreement Date and, in any event, by no later than by 15 July 2011;

Clause 3.2(f)(ii)(C)	the 2nd Industry Consultation Process in relation to the Wholesale Services Agreement General Terms must be carried out by 5 August 2011;

Clause 3.2(f)(iii)(B)	(and, together, the Final WSA Documentation) as soon as practicable after such amendments are agreed by CFH or TCNZ and, in any event, not later than 19 August 2011,

Clause 3.2(f)(iv)	if the parties are not able to agree the Final WSA General Terms by 19 August 2011, having complied with their respective obligations under paragraph (iii) above, the form of the Wholesale Services Agreement General Terms attached as Appendix 5 will be deemed to be the Final WSA General Terms.

Clause 4.5	CFH acknowledges that the conversion of the special share in TCNZ, known as the “Kiwi Share”, held by the Crown is an important condition to Structural Separation. CFH will assist TCNZ in its discussions with the Crown to achieve this, provided that TCNZ acknowledges that the arrangements for the conversion of the “Kiwi Share” must recognise the following (and TCNZ will use its reasonable endeavours in good faith to agree with the Crown conversion arrangements consistent with the following matters by 7 July 2011):

Clause 7.1(f)	Reference Offer: if, on or prior to 19 August 2011, TCNZ has not provided a written confirmation in the form set out in Appendix 7 (Reference Offer Confirmation) to CFH that, in respect of each Initial Specified Service:

Clause 7.2(d)	Kiwi Share: at any time between 8 July and 30 July 2011, if TCNZ and the Crown have not agreed, on or before 7 July 2011, arrangements for the conversion of the “Kiwi Share” held by the Crown in TCNZ into an ordinary share in TCNZ prior to Structural Separation, provided that TCNZ may not terminate this Agreement under this clause where the failure to agree is solely as a result of TCNZ’s failure to agree on any matter that is consistent with the matters set out in clause 4.5(a) to (d) (inclusive).

These clauses of the IPA, as amended, are set out in the Schedule to this letter.

CFH and TCNZ agree that:

(a)	the IPA amendments set out in this letter will be effective as of and from the date this letter is countersigned by CFH;

(b)	the IPA as amended by this letter, and the respective rights and obligations of TCNZ and CFH under the IPA, will continue in full force and effect;

(c)	this letter is governed by and must be construed in accordance with the laws of New Zealand; and

(d)	any capitalised term defined in the IPA has the same meaning when used in this letter.

Please countersign and return the enclosed copy of this letter to confirm CFH’s agreement to these amendments to the IPA.

Yours sincerely

/s/ Wayne Boyd
Wayne Boyd
Chairman

CFH AGREEMENT

CFH agrees to the amendments to the IPA set out in this letter.

Crown Fibre Holdings Limited by:

/s/ Graham Mitchell
Name:	Graham Mitchell
Position:	CEO

Date: 30 June 2011